Exhibit 99

For Immediate Release	Contact:	Barbara Thompson
April 25, 2005		First Citizens Bank (919) 716-2716

FIRST CITIZENS REPORTS EARNINGS FOR FIRST QUARTER 2005

RALEIGH, N.C. – First Citizens BancShares Inc. (Nasdaq: FCNCA) reports earnings for the quarter ending March 31, 2005, of $25.0 million compared to $17.3 million for the corresponding period of 2004, an increase of 44.2 percent, according to Lewis R. Holding, chairman of the board. The significant increase resulted from an improved level of net interest income and lower charge-offs.

Per share income for the first quarter 2005 totaled $2.40 compared to $1.66 for the same period a year ago. First Citizens’ current quarter results generated an annualized return on average assets of 0.76 percent and an annualized return on average equity of 9.26 percent, compared to respective returns of 0.56 percent and 6.72 percent for the same period of 2004.

First quarter net interest income increased $13.2 million or 14.3 percent from the same period a year ago. The increase is attributed to loan growth in early 2004 and an improved interest rate spread. Loans outstanding increased $787.8 million or 9.1 percent since March 31, 2004, with the commercial and business portfolios accounting for much of the growth. The taxable-equivalent yield on interest-earning assets increased from 4.47 percent during the first quarter of 2004 to 5.04 percent during the first quarter of 2005, a 57 basis point increase. The higher asset yields resulted from loan growth displacing lower-yielding, interest-earning assets and continued repricing of variable-rate loans to current market rates.

The rate on total interest-bearing liabilities increased from 1.36 percent during the first quarter of 2004 to 1.79 percent during the same period of 2005, a 43 basis point increase. The taxable-equivalent net yield on interest-earning assets increased 25 basis points to 3.60 percent as the Federal Reserve continued to steadily increase short-term interest rates.

The provision for loan losses equaled $5.3 million during the first quarter of 2005, a decrease of $2.5 million or 32.1 percent from the same period of 2004. The lower provision for loan losses resulted principally from lower net charge-offs. Net charge-offs during the first quarter of 2005 totaled $3.5 million compared to $5.2 million during the first quarter of 2004, as recoveries increased by $1.6 million. Net charge-offs for the first quarter of 2005 represented 0.15 percent of average loans compared to 0.25 percent for the same period of 2004.

Noninterest expense was $121.3 million during the first quarter of 2005, an increase of $2.4 million or 2.1 percent. The continued growth and expansion of the IronStone Bank branch network contributed to the increase in noninterest expenses. Cardholder processing expenses increased $731,000 or 10.7 percent as compared to the same period of 2004, while net losses arising from the sale of other real estate increased due to a $2.1 million gain that occurred in the first quarter of 2004. Personnel costs increased marginally, up $604,000 or 0.9 percent over the same period of 2004.

Noninterest income was $61.2 million during the first quarter of 2005, a $320,000 or 0.5 percent decrease from the same period of 2004. The reduction in 2005 resulted from the absence of $1.8 million in gains from securities transactions and a $678,000 decrease in service charge income. Partially offsetting these unfavorable variances was a $2.1 million increase in cardholder and merchant services income and a $754,000 increase in other service charges and fees.

As of March 31, 2005, First Citizens had total assets of $13.59 billion. Two of BancShares’ major subsidiaries are First Citizens Bank with 340 branches in North Carolina, Virginia and West Virginia, and IronStone Bank with 48 offices in Georgia, Florida, Texas, New Mexico, Colorado, Arizona, California, Oregon and Washington. For more information, visit the First Citizens web site at firstcitizens.com.

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This news release may contain forward-looking statements. A discussion of factors that could cause First Citizens’ actual results to differ materially from those expressed in such forward-looking statements is included in First Citizens’ filings with the SEC.

CONDENSED STATEMENTS OF INCOME

(thousands, except share data; unaudited)	Three Months Ended March 31
	2005	2004
Interest income	$148,245	$123,694
Interest expense	42,578	31,227

Net interest income	105,667	92,467
Provision for loan and lease losses	5,326	7,847

Net interest income after provision for loan and lease losses	100,341	84,620
Noninterest income	61,223	61,543
Noninterest expense	121,345	118,896

Income before income taxes	40,219	27,267
Income taxes	15,222	9,936

Net income	$24,997	$17,331

Taxable-equivalent net interest income	$106,014	$92,792

Net income per share	$2.40	$1.66
Cash dividends per share	0.275	0.275

Profitability Information (annualized)
Return on average assets	0.76%	0.56%
Return on average equity	9.26	6.72
Taxable-equivalent net yield on interest-earning assets	3.60	3.35

CONDENSED BALANCE SHEETS

(thousands, except share data; unaudited)	March 31 2005	December 31 2004	March 31 2004
Cash and due from banks	$599,358	$679,683	$639,658
Investment securities	2,187,374	2,125,524	2,150,738
Loans	9,404,742	9,354,387	8,616,987
Allowance for loan and lease losses	(125,710)	(130,832)	(121,957)
Other assets	1,526,911	1,229,978	1,421,529

Total assets	$13,592,675	$13,258,740	$12,706,955

Deposits	$11,629,382	$11,350,798	$10,795,536
Other liabilities	860,725	821,632	864,336
Shareholders’ equity	1,102,568	1,086,310	1,047,083

Total liabilities and shareholders’ equity	$13,592,675	$13,258,740	$12,706,955

Book value per share	$105.67	$104.11	$100.33
Tangible book value per share	94.66	93.12	89.25

SELECTED AVERAGE BALANCES

(thousands, except shares outstanding; unaudited)	Three Months Ended March 31
	2005	2004
Total assets	$13,309,802	$12,508,227
Investment securities	2,072,316	2,340,956
Loans	9,357,480	8,454,599
Interest-earning assets	11,929,086	11,138,812
Deposits	11,379,079	10,634,865
Interest-bearing liabilities	9,640,417	9,210,244
Shareholders’ equity	$1,094,213	$1,037,260
Shares outstanding	10,434,453	10,436,345

ASSET QUALITY

(dollars in thousands; unaudited)	March 31 2005	December 31 2004	March 31 2004
Nonaccrual loans	$15,344	$14,266	$13,969
Other real estate	7,533	9,020	6,202

Total nonperforming assets	$22,877	$23,286	$20,171

Accruing loans 90 days or more past due	$7,479	$12,192	$16,220
Net charge-offs (year-to-date)	3,476	22,998	5,247
Nonperforming assets to gross loans plus other real estate	0.24%	0.25%	0.25%
Allowance for loan and lease losses and reserve for unfunded commitments to gross loans	1.41	1.40	1.42
Net charge-offs to average total loans (annualized)	0.15	0.26	0.23

CAPITAL INFORMATION

(dollars in thousands; unaudited)	March 31 2005	December 31 2004	March 31 2004
Tier 1 capital	$1,239,068	$1,217,149	$1,167,526
Total capital	1,375,558	1,351,535	1,292,265
Risk-weighted assets	10,197,287	10,023,469	9,257,813
Tier 1 capital ratio	12.15%	12.14%	12.61%
Total capital ratio	13.49	13.48	13.96
Leverage capital ratio	9.39	9.26	9.42